UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)      December 27, 2006

                       MYERS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code      (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

        On December 27, 2006, Myers Industries, Inc. ("Myers") entered into a Stock Purchase Agreement with ITML Holdings Inc., an Ontario corporation ("Holdings") and 2117548 Ontario Inc., an Ontario corporation and wholly-owned subsidiary of Holdings, to acquire all of the outstanding capital stock of Lone Star Plastics, Inc., a Nevada corporation ("Lone Star"). Also on December 27, 2006, Myers and 2119188 Ontario Inc., an Ontario corporation and wholly-owned subsidiary of Myers, entered into a Stock Purchase Agreement with Holdings to acquire all of the outstanding capital stock of ITML Horticultural Products Inc., an Ontario corporation ("ITML"). Together ITML and Lone Star represent the U.S. and Canadian business operations of ITML.

        The aggregate initial purchase price for these transactions is US $110,080,000 (US $30,000,000 for the acquisition of Lone Star and US $80,080,000 for the acquisition of ITML) plus net cash of the acquired companies on the closing date and minus that amount of assumed and retired indebtedness of the acquired companies on the closing date. The purchase price will be subject to reduction based upon the final EBITDA of the acquired companies as reflected in the audited financial statements for the fiscal year ended October 31, 2006, and further adjusted based upon working capital of the acquired companies at closing.

        The closing of both transactions is expected to occur in January 2007 upon the satisfaction of customary closing conditions.

Item 9.01.	Financial Statements and Exhibits.

99.1 Press Release dated December 28, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)

DATE January 3, 2007	By:	/s/ Donald A. Merril
Donald A. Merril
Vice President, Chief Financial Officer and Secretary